Exhibit 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (“Amendment”) is entered into as of August 29, 2003, by and between Sequoia Del Rey, LLC, a California limited liability company (“Landlord”), and Opsware Inc. (formerly Loudcloud, Inc.), a Delaware corporation (“Tenant”), with reference to the following facts:

A. Pursuant to the terms of that certain Lease Agreement dated January 31, 2000, as amended (the “Lease”), Landlord leased to Tenant the premises located at 599 North Mathilda Avenue, Sunnyvale, California, as more particularly described in the Lease.

B. A dispute has arisen between Landlord and Tenant over Tenant’s performance under the Lease (“Dispute”), which Dispute could result in loss and damage to Landlord if not resolved. Landlord and Tenant have agreed to settle and compromise the Dispute by and through this Amendment, whereby Tenant agrees to to make a cash payment in settlement of the Dispute upon the effective date of this Amendment, and Landlord agrees to reduce the amount of Base Rent due under the remaining term of the Lease, as more particularly described below.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows (capitalized terms used herein but not herein defined shall have the meaning ascribed to them in the Lease):

1. Disputed Rent Settlement Payment. Tenant agrees to pay Landlord or Landlord’s mortgagee, as directed by Landlord, the amount of $7,350,000.00 in cash or clear funds, on or before September 2, 2003 (the “ Disputed Rent Settlement Payment”). Tenant agrees that the full amount of the Disputed Rent Settlement Payment is fully and irrevocably due and payable to Landlord by September 2, 2003, and is not contingent or conditioned on the occurrence or absence of any future event.

2. Amendment of Adjustments to Base Rent. Upon Landlord’s receipt of the Disputed Rent Settlement Payment, Section 35 of the Lease shall be replaced and amended in its entirety to read as follows:

“35. Adjustments to Base Rent

“The monthly Base Rent payable by Tenant to Landlord, as set forth in this Lease, shall be adjusted and increased as follows after the twelfth (12th) full calendar month of the Term of this Lease:

Months	Monthly Amount
13-24	$196,158.38
25-36	$203,023.93
37-39	$210,129.77
40-48	$105,064.89
49-60	$108,742.16
61-72	$112,548.13
73-84	$116,487.32
85-96	$120,564.37
97-108	$124,784.13
109-120	$129,151.57	”

Landlord and Tenant agree that the amendment to Section 35 of the Lease as set forth in this Paragraph 2 shall apply only from the Effective Date of this Amendment and shall not entitle Tenant to any reductions of Base Rent paid to Landlord prior to the Effective Date of this Amendment.

3. Management Fee. Section 6.1.5 of the Lease is hereby amended to insert the phrase, “...in an amount equal to six percent (6%) of Base Rent each month” following the parenthetical phrase, “...(collectively, the ‘Administrative Expenses’)” at the end of such section.

4. Extension of Lease Term. (a) In addition to the extension terms provided for in Section 36 of the Lease, Landlord and Tenant agree by virtue of this Amendment that the initial term of the Lease shall be extended for a period of one (1) year from the Expiration Date (as such term is defined in the Basic Lease Terms affixed to the Lease) at a monthly Base Rent of $263,787.48 (the “One-Year Extension Term”); provided, however, that Tenant may elect to terminate the One-Year Extension Term (the “Extension Termination Right”) at any time during the period of 180 days through 90 days immediately preceding the Expiration Date, by delivering written notice to Landlord. The parties agree that in the event that Tenant engages in a transaction that results in the merger or acquisition of Tenant, that the Extension Termination Right shall expire upon the consummation of such business transaction and shall not be available to Tenant or any successor in interest of Tenant.

(b) Notwithstanding anything in Section 3 of this Amendment to the contrary, during the One-Year Extension Term the Management Fee set forth in Section 6.1.5 of the Lease shall be an amount equal to three percent (3%) of the monthly Base Rent of $263,787.48.

5. Base Rent During Option Term. (a) The final sentence of the first paragraph of Section 36.3 of the Lease is hereby replaced and amended in its entirety to read as follows: “In no event shall the monthly Base Rent for any period of the Extended Term, as determined pursuant to this Section 36.3, be less than $263,787.48.”

(b) Notwithstanding anything in Section 3 of this Amendment to the contrary, during the Extended Term the Management Fee set forth in Section 6.1.5 of the Lease shall be an amount equal to three percent (3%) of the monthly Base Rent during the Extended Term.

6. Reinstatement of Lease if Disputed Rent Settlement Payment Challenged.

(a) Notwithstanding anything contained herein to the contrary, in the event Landlord is required to pay or forfeit all or a portion of the Disputed Rent Settlement Payment pursuant to a legally binding court order or judgment at law or in equity, or a legally binding settlement agreement, in connection with a claim brought against Tenant by a third party not in Landlord’s control, or a claim brought on behalf of Tenant or Tenant’s estate, or a claim brought by or on behalf of one or more of Tenant’s creditors, then at Landlord’s sole and exclusive election this Amendment shall be considered null and void and the Lease shall be reinstated as of the Effective Date of this Amendment as though not amended by this Amendment, and shall be immediately and fully enforceable according to its terms.

(b) In the event of reinstatement of the Lease as provided in Par. 6(a), above, all amounts of the Disputed Rent Settlement Payment that Landlord has been able to finally keep, less Landlord’s reasonable attorneys fees, cost and expenses of defending against such claim(s), shall be credited against Tenant’s obligations under the reinstated Lease as of the Effective Date of this Amendment. Under no circumstances, however, shall Tenant be entitled to any such credit applied against Landlord’s claim for damages as limited by Section 502(b)(6) of the federal Bankruptcy Code. The fraction for which (i) the amount of the Disputed Rent Settlement Payment that Landlord has been able to finally keep, less Landlord’s reasonable attorneys fees, cost and expenses of defending against such challenge(s), is the numerator, and (ii) the amount of the total Disputed Rent Settlement Payment is the denominator, shall be deemed to be the “Multiple” for purposes of calculating the additional credit provided for in Par. 6(c), below.

(c) Except as provided for in Par. 6(d), below, in the event of reinstatement of the Lease as provided in Par. 6(a), above, an amount equal to the product of (i) the Rent Forgiveness (as defined below) times (ii) the Multiple, shall be credited against Tenant’s obligations under the reinstated Lease as of the Effective Date of this Amendment. For purposes of this calculation, the “Rent Forgiveness” is the difference between (iii) the total amount of Base Rent due under the Lease before this Amendment and (iv) the sum of the Disputed Rent Settlement Payment plus the total amount of Base Rent due pursuant to Par. 2 of this Amendment. For purposes of this Amendment and the Lease the parties hereby agree that the Rent Forgiveness is the sum of $2,142,916.00.

(d) Notwithstanding Par. 6(c), above, in the event of a bankruptcy filing, assignment for the benefit of creditors or other insolvency-related proceeding in which Tenant is the debtor or assignor, Tenant shall have no right, title or interest in receiving any credit set forth in Par. 6(c), above, and Landlord shall have no obligation to make any such credit.

(e) Landlord agrees to promptly notify Tenant in writing of any claim brought against Landlord which seeks to deprive Landlord of its right or ability to retain the benefit of all or a portion of the Disputed Rent Settlement Payment, and to afford Tenant a reasonable opportunity to seek an injunction or similar protective order and exercise any remedies that Tenant may have at law with respect to such claim against Landlord. In connection with Landlord’s defense of any such claim, the parties hereto agree to use their best efforts to cooperate in the defense of such claim and further agree that (i) Landlord may select legal counsel in connection with its defense, provided that such counsel is acceptable to Tenant, such acceptance to be timely and not to be unreasonably withheld; and (ii) Landlord agrees not to settle any claim or pay any amounts in satisfaction of such claim without Tenant’s written consent, such consent to be timely and not to be unreasonably withheld. In the event that Landlord determines in good faith that a conflict of interest exists between Landlord and Tenant in carrying out the provisions of this Par. 6(e), the provisions of the preceding sentence shall not apply, Landlord shall have no obligation to involve Tenant in the defense, settlement or compromise of such claim, and Landlord may respond to such claim in its sole and absolute discretion.

7. Treatment for Tax Purposes. For the purposes of allocating the Disputed Rent Settlement Payment and the payments of Base Rent for federal income tax puposes only, and pursuant to Section 467 of the Internal Revenue Code of 1986 and the rules and regulations thereunder, Landlord and Tenant hereby agree that the Disputed Rent Settlement Payment and the payments of Base Rent shall be allocated as follows:

Months	Monthly Allocation For 467 Purposes
13-24	196,158.38
25-36	203,023.93
37-39	210,129.77
40-48	186,069.45
49-60	192,581.87
61-72	199,322.23
73-84	206,298.52
85-96	213,518.95
97-108	220,992.13
109-120	228,726.85

8. Entire Agreement. The Lease and this Amendment contain the entire agreement of the parties and supersede any and all prior or contemporaneous negotiations, correspondence, understandings, letters of intent and agreements between the parties regarding the subject matter hereof.

9. Counterparts. This Amendment may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. The Amendment shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.

10. Effective Date. This Amendment shall be effective on the date (“Effective Date”) that the last of the following events shall occur: (a) the execution of this Amendment by Landlord and Tenant’s respective signatories; and (b) Landlord’s or Landlord’s nominee’s receipt of the Disputed Rent Settlement Payment.

11. Authority. Landlord and Tenant each represent and warrant that it is fully authorized to enter into this Amendment, and that the person executing this Amendment on its behalf is fully authorized to do so and to bind it legally to this Amendment.

12. Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Amendment. Landlord and Tenant intend to be bound by the signatures on the telecopied document, are aware that the other party will relay on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

13. Lease Otherwise Unaffected. Except as expressly amended as provided in this Amendment, the Lease remains in full force and effect and enforceable according to its terms.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

LANDLORD:		TENANT:

Sequoia Del Rey, a California limited liability company		Opsware Inc., a Delaware corporation formerly, Loudcloud, Inc., a Delaware corporation

By:	/s/ John DiNapoli	By:	/s/ Benjamin Horowitz
Its:	Vice President	Its:	President and CEO